                                                                     EXHIBIT 8.1
                                                                     -----------
                         [ANDREWS & KURTH LETTERHEAD}


                                October 16, 1997




Lakehead Pipe Line Partners, L.P.
Lake Superior Place
21 West Superior Street
Duluth, Minnesota 55802


     RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as counsel in connection with the Registration Statement on Form S-3, Registration No. 333-36945 (the "Registration Statement") of Lakehead Pipe Line Partners, L.P. (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of up to 2,530,000 Class A Common Units representing Class A limited partner interests of the Partnership (the "Class A Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

     The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Class A Common Units pursuant to the Offering.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

     Very truly yours,


     Andrews & Kurth L.L.P.

1117/2320